Exhibit 2
(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
NOTICE OF EXTRAORDINARY GENERAL MEETING
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of China Unicom (Hong Kong) Limited (the “Company”) will be held at The Island Ballroom C, Level 5, Island Shangri-La Hotel, Two Pacific Place, Supreme Court Road, Central, Hong Kong on Wednesday, 14 January 2009 at 3:30 p.m. (the “Meeting”) for the purpose of considering and, if thought fit, passing, with or without modifications, the following resolution as an ordinary resolution:
ORDINARY RESOLUTION
“THAT the transfer agreement dated 16 December 2008 (the “Transfer Agreement”) entered into between China United Network Communications Corporation Limited (“Unicom China”) and China United Telecommunications Corporation Limited (“Unicom A Share Company”) relating to the transfer of all of the rights and obligations of Unicom A Share Company under the Acquisition Agreement (as defined in the circular to the shareholders of the Company dated 22 December 2008, of which this Notice forms part) to Unicom China, a copy of each of the Acquisition Agreement and the Transfer Agreement have been produced to this Meeting marked “A” and “B”, respectively, and signed by the Chairman of this Meeting for identification purposes, be and is hereby approved, ratified and confirmed, and the directors of the Company, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or to do all such acts on behalf of the Company as they may consider necessary, desirable or expedient for the purpose of, or in connection with, the implementation and completion of the Transfer Agreement and the transactions contemplated therein.”

By Order of the Board
China Unicom (Hong Kong) Limited
Chang Xiaobing
Chairman
Hong Kong, 22 December 2008

Notes:
1.
A shareholder of the Company (“Shareholder”) entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and vote instead of him/her/it. A proxy need not be a Shareholder.

2.
In order to be valid, a form of proxy, together with any power of attorney (if any), or other authority under which it is signed (if any), or a notarially certified copy thereof, shall be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Meeting. Delivery of the form of proxy shall not preclude a Shareholder from attending and voting in person at the Meeting or at any adjourned meeting and, in such event, the form of proxy delivered by such Shareholder shall be deemed to be revoked.

3.
In accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, each of China Unicom (BVI) Limited and China Netcom Group Corporation (BVI) Limited and their respective associates who are Shareholders will abstain from voting on the above resolution.

4.
The register of the Shareholders will be closed from 12 January 2009 to 14 January 2009 (both days inclusive), during which dates no transfer of Shares will be effected. In order to qualify for voting at the Meeting, all transfers, accompanied by the relevant certificates must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong by not later than 4:30 p.m. on 9 January 2009.

5.
The votes to be taken at the Meeting will be taken by poll, the results of which will be announced after the Meeting. Under Article 69 of the Articles of Association of the Company, a poll can be demanded by (i) the Chairman of the Meeting, (ii) at least three Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and entitled to vote at the Meeting, (iii) any Shareholder or Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and representing in aggregate not less than one-tenth of the total voting rights of all Shareholders having the right to attend and vote at the Meeting or (iv) any Shareholder or Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and holding Shares conferring a right to attend and vote at the Meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid on all Shares conferring that right.

As at the date of this announcement, the Board comprises Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu as executive directors, Cesareo Alierta Izuel and Kim Shin Bae as non-executive directors and Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming as independent non-executive directors.

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